MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT ("Agreement") is made this 1st day of September, 2006 ("Effective Date") by and between KidzMed, Inc, a division of American Scientific Resources, Inc, a New York Corporation having its principal offices at New Paltz, New York (the "Company") and **GREENWOOD GROUP LLC**, a New York limited liability company having its principal offices at 1150 Wehrle Drive, Amherst, New York ("Greenwood").

WHEREAS the Company is engaged in the business of selling and marketing consumer packaged goods in the health care marketplace, and manufacturing or contracting out manufacturing of its products;

WHEREAS Greenwood has expertise and skills in providing various management services in such business; and

WHEREAS the Company desires to secure the management services of Greenwood, and Greenwood desires to provide such management services to the Company, upon the terms herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (individually, a "Party"; collectively, the "Parties") hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a. "Affiliate" of a Party means any Person which Controls, is Controlled by or is under common Control with, such Party.

b. "Applicable Law" means all applicable: (1) laws, rules, regulations, statutes, orders and ordinances of any Government Authority; (2) common law; and (3) international treaties and conventions.

c. "Business Relationship" means a business relationship by and between the Company and any unrelated Person with respect to which: (1) Greenwood introduced the Company to such unrelated Person; (2) the Company did not have a pre-existing relationship with such unrelated Person such that the Company would have established a business relationship with such Person without Greenwood's introduction; and (3) Greenwood actively assisted with the Company's efforts to structure, negotiate and establish such a business relationship with such Person; and pursuant to which: (i) the Company obtained a branding or marketing opportunity or another business opportunity of similar nature or type; (ii) the Company acquired additional businesses or product lines or brands; (iii) the Company disposed of one or more businesses or product lines or brands; or (iv) the Company identified and received equity or debt financing.

d. "Company Improvement" means any invention, improvement, trade secret, know-how or other intellectual property right of any kind, whether or not patentable, that is made, conceived, developed or reduced to practice during the Term by or on behalf of the Company, either independently or jointly with any Person (other than Greenwood) pursuant to the Company's performance of its duties and obligations hereunder.

e. "Confidential Information" means all information, in whatever form, that is: (1) treated as confidential or proprietary by a Party; and (2) disclosed by such Party (the "Disclosing Party") to the other Party (the "Receiving Party") or is otherwise learned, observed or perceived by the Receiving Party, at any time before, on or after the Effective Date, in connection with this Agreement. "Confidential Information" includes, without limitation: (a) business, financial and other plans and records, names, contact information and requirements of customers and suppliers, customer leads,

presentations, propositions, formulas, formulations, prototypes, products, promotional materials, services, research and development, processes, procedures, drawings, equipment, templates (both blank and filled-in), inventions, market information, strategies, budgets, accounts, projections, revenues, pricing, costs, sales, profits, computer hardware, software, systems, programs, source codes and object codes, patent applications, technology, licenses, trade secrets, know-how, techniques, original works of authorship and any other information of a similar nature, whether or not patentable or copyrightable; and (b) all documents, computer disks, notes and other tangible materials containing or relating to any such information (collectively, the "Tangible Materials") as well as any and all observations, all oral, visual and electronic disclosures and any other information (in whatever form) that may be perceived, reproduced, transmitted or communicated in any way, whether or not patentable or copyrightable. "Confidential Information" shall not include information that is:

(i) generally known to the public prior to disclosure or after disclosure becomes generally known to the public through no act or failure to act on the part of the Receiving Party; provided, however, to the extent that Confidential Information consists of a combination of elements individually generally known to the public, this exclusion shall not apply if such elements are not generally known to the public in said combination; or

(ii) rightfully furnished to the Receiving Party by a Person without breaching any agreement, understanding or confidential relationship between such Person and the Disclosing Party. The burden of proof of the application of the foregoing exceptions shall be on the Party seeking the benefit thereof.

f. "Contract Year 1" means the One (1) year period commencing on the Effective Date and ending August 31, 2007.

g. "Contract Year 2" means the One (1) year period commencing September 1, 2007 and ending August 31, 2008.

h. "Control," "Controls" and "Controlled by" each means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

i. "Fees" means any fees, compensation or other consideration of any kind due and payable by one Party to the other Party hereunder, including, without limitation, the Monthly Retainer, the Commission and the Business Relationship Fee.

j. "Force Majeure" means any event or circumstance beyond the reasonable control of the Party affected which prevents or delays the performance of the Party's obligations hereunder, including, without limitation, natural disasters, wars, riots, sabotage, government action, lockout, strikes, labor disputes, acts of God or fire.

k. "Greenwood Improvements" means any invention, improvement, trade secret, know-how or other intellectual property right of any kind, whether or not patentable, that is made, conceived, developed or reduced to practice during the Term by or on behalf of Greenwood, either independently or jointly with any Person, including, without limitation, the Company, pursuant to Greenwood's performance of its duties and obligations hereunder.

l. "Government Authority" means any foreign, federal, state, local or other government, government agency or authority or quasi-governmental body, including, without limitation, any government department, board, commission, court or tribunal.

m. "Net Invoice Amounts" means the aggregate of all gross invoice amounts billed by the Company for all Sales of Products, after deducting the respective Qualifying Costs.

n. "Person" means any individual, joint venture, corporation, partnership, limited liability company or any other entity of any kind.

o. "Product" means any Company product that is: (1) set forth on **Schedule A** attached hereto and made a part hereof; and (2) used by or sold, transferred or otherwise disposed of by the Company to, any Person that transacts business or falls within any Class of Trade set forth on **Schedule B** attached hereto and made a part hereof.

p. "Qualifying Costs" means: (1) credits or refunds for Product returns in accordance with industry standards, and as accepted by the Company, or for Products not accepted by the Company's customer (individually, an "Account"; collectively, the "Accounts"); (2) promotional off-invoice discounts. Shipping is not considered a Qualifying Cost.

q. "Sale" means every transaction of any kind in the Territory pursuant to which the Company invoices any Person with respect to: (1) the sale, use, transfer or other disposition of any Product; or (2) any service of any kind rendered with respect to any Product. A "Sale" shall be deemed made on the earlier of the date of: (x) invoice; or (y) shipment. A "Sale" shall be deemed to cover any Product invoice originating: (1) from the Territory; or (2) from any Person that transacts or does business in the Territory or that operates a physical location for its operations in the Territory.

r. "Taxes" means all domestic and foreign taxes, charges or other Government Authority assessments of any kind (including, without limitation, withholding taxes, sales taxes, use taxes, and any interest, fines or penalties thereon) levied or based on, directly or indirectly, any Fee, whether levied against the Company, Greenwood or any other Person. "Taxes" shall exclude any income, franchise or any other similar taxes of any Government Authority payable by any Party as to its receipt of any Fee.

s. "Territory" means the countries set forth on **Schedule C** attached hereto and made a part hereof.

ARTICLE 2
APPOINTMENT/GREENWOOD DUTIES

2.1 Appointment. Subject to the terms herein, during the Term, the Company hereby grants to Greenwood, and Greenwood hereby accepts, the exclusive right (the "Appointment") to provide the management services described in Section 2.2 to the Company and to the Company's sales agents (collectively, the "Sales Agents").

2.2 Greenwood Duties. During the Term, Greenwood, at its sole expense, other than the first One Thousand Dollars ($1000) of travel expenses which shall be paid to Greenwood by the Company as set forth in 4.1(e), shall perform the following duties and obligations (collectively, the "Services"), all in accordance with Applicable Law:

a. under the direction of and in cooperation with the Company, manage the Sale Agents and reasonably assist the Sales Agents in the solicitation of Product purchase orders (each, a "Purchase Order"; collectively, the "Purchase Orders");

b. upon the Company's prior consent, effectuate such changes as to the Sales Agents as Greenwood deems reasonably appropriate for the Company's business;

c. reasonably assist the Company in planning relating to the sale of the Products in the Territory;

d. reasonably assist the Company in the preparation of Product sales brochures and other promotional materials;

e. reasonably assist the Company in developing Product presentations and strategies;

f. become and remain informed on Product features, benefits, competitive advantages and market positioning;

g. upon the prior mutual agreement of the Parties and subject to Section 4.1e, attend trade shows in the Territory to promote the Products;

h. create, operate and maintain an internet/worldwide web site to provide Product sales and marketing tools to the Sales Agents;

i. conduct its business in its own name and pay its own expenses; and

j. comply with all Company policies communicated to Greenwood from time to time.

2.3 Additional Greenwood Duties. Upon the prior mutual written agreement of the Parties setting forth all material terms, Greenwood shall provide additional management services to the Company relating to any of the following subject matters, and indicated herein for those duties being deemed "accepted" on the Effective Date of this agreement

a. Service Solutions –
(1) Brand growth initiatives; "Accepted"
(2) Distribution/logistics/warehousing;
(3) Marketplace reconnaissance; "Accepted"
(4) Customer service; - "Accepted" in so far as contact with the Customers in Schedules B & C, but not the products' end user or the consumer. Greenwood accepts the responsibility to act as the intermediary for the Company with the customers indicated on Schedules B & C and will act in an added, advisory capacity to the Company's internal departments when disputes arise.
(5) Accounts receivable;
(6) International sales;
(7) E Business;
(8) Distribution of materials; and
(9) Strategic materials sourcing.

b. Marketing –
(1) Proposition and rationale; "Accepted"
(2) Presentation creation; "Accepted"
(3) Market research;
(4) Consumer promotion; To be determined as needed
(5) Media management; To be determined as needed
(6) Public relations; To be determined as needed
(7) Package design; To be determined as needed
(8) Display creation; and
(9) Production of sales materials.

2.4 Restrictions. Without the Company's prior consent, Greenwood shall not: (a) advertise or promote the Products; (b) alter any Purchase Price or any other Product Terms; (c) make any Product allowance or adjustments with any Account nor authorize any Product return; or (d) make any representation, warranty or guarantee to any Person concerning the Products except as expressly authorized by the Company in writing.

2.5 Competitive Products. During the Term, Greenwood agrees to notify Company of any potential conflict, regarding the addition of a new brand to the Greenwood Group portfolio, prior to formalizing any agreement with the new brand or company. If Greenwood takes on a similar product that is deemed by the Company to be competitive, the Company has the right to terminate this agreement. Both parties agree to a good faith effort to resolve a competitive issue, if an existing Greenwood client brings to market a potentially competing product that Greenwood is required to represent due to an agreement already in place.

2.6 Greenwood Representations/Warranties. Greenwood hereby represents and warrants to the Company as follows: (a) in the performance of the Services hereunder, Greenwood will be acting for or on behalf of the Company and will not be acting for or on behalf of any Account from whom Purchase Orders are solicited or taken; and (b) during the Term, Greenwood will not: (1) be subject to the Control of any Account from whom Purchase Orders are solicited or taken; or (2) directly or indirectly, pay or offer or promise to pay, or give or offer or promise to give, any money, gift or other consideration (including, without limitation, any part of any Fee paid to Greenwood hereunder) to any Account for the purpose of influencing any act or decision of any such Account or for originating or soliciting any Purchase Order.

2.7 DISCLAIMER OF WARRANTIES. ALL SERVICES PROVIDED BY GREENWOOD HEREUNDER ARE PROVIDED "AS IS". THE REPRESENTATIONS AND WARRANTIES OF GREENWOOD SET FORTH IN SECTION 2.6 ARE EXCLUSIVE, AND THE COMPANY ACKNOWLEDGES AND AGREES THAT: (A) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 2.6, AS TO THE COMPANY AND ANY OTHER PERSON, GREENWOOD NEITHER MAKES NOR HAS MADE ANY OTHER REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ORAL OR WRITTEN, DIRECT OR INDIRECT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION, WARRANTY OR GUARANTEE OF MERCHANTABILITY OR FITNESS FOR AN ORDINARY, GENERAL OR PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR ANY OTHER MATTER WHATSOEVER RELATING TO THIS AGREEMENT; AND (B) GREENWOOD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS, WARRANTIES AND GUARANTEES WITH RESPECT TO THE SERVICES AND ANY OTHER MATTER WHATSOEVER RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION, WARRANTY OR GUARANTEE OF MERCHANTABILITY OR FITNESS FOR AN ORDINARY, GENERAL OR PARTICULAR PURPOSE.

2.8 Limitation of Liability. Notwithstanding anything to the contrary contained herein, under no circumstances shall either Party have any liability of any kind to the other Party or any other Person for: (a) indemnity (other than as expressly provided in Section 7.1 or Section 7.2, as the case may be); or (b) any special, incidental, consequential, punitive or other indirect losses or damages (even if such Party has been advised of the possibility of such potential losses or damages); resulting from or arising out of, whether directly or indirectly: (i) any use of the Services provided hereunder by the Company or any other Person; (ii) any performance, nonperformance or delay in performance by such Party of any of its duties and obligations hereunder; or (iii) any representation, warranty or guarantee related to Subsections (i)-(iii)) above.

ARTICLE 3
COMPANY DUTIES

3.1 Company Duties. During the Term, Company, at its sole expense, shall perform the following duties and obligations, all in accordance with Applicable Law:

a. manufacture, obtain, assemble, package, ship and install the Products;

b. be solely responsible for the safety of the Products;

c. promptly respond to Greenwood inquiries concerning the Products;

d. maintain and enhance the reputation, usefulness and acceptance of the Products in all reasonable ways;

e. reasonably assist Greenwood in the management of the Sales Agents as well as the solicitation of Purchase Orders in the Territory;

f. supply Greenwood free of charge with reasonable quantities of Product samples and sales brochures and other promotional materials necessary to effectively perform its duties and obligations hereunder;

g. supply Greenwood with current information regarding Product materials, inventory, delivery, out-of-stock information and other reasonably requested information relating to the Purchase Order Procedure described in Section 4.3; and

h. conduct its business in its own name and pay its own expenses.

3.2 Improved Products. The Company agrees to promptly inform Greenwood from time to time of any improvement or modification to any existing Product (collectively, the "Improved Products"). All Improved Products shall be deemed to be "Products" set forth on **Schedule A** and the applicable Commission for an Improved Product shall be the same as the Commission for the existing Product that was improved or modified to create the Improved Product.

3.3 New Products. The Company agrees to promptly inform Greenwood from time to time of any new product that the Company desires to promote and market in the Territory (collectively, the "New Products"). All New Products shall be deemed to be "Products" set forth on **Schedule A** and the applicable Commission for a New Product shall be the same as the Commission set forth on **Schedule A** for the respective country from which the Product purchase order originates.

3.4 Product Terms. The Company shall furnish to Greenwood from time to time in writing all terms and conditions relating to the sale of products ("Product Terms"), including, without limitation, the Product purchase prices ("Purchase Prices"), the acceptance of returns and the granting of allowances. The Company shall have the right, in its sole discretion, to set all Product Terms. The Company agrees to give Greenwood at least One Hundred Eighty (180) days' prior written notice of any change in a Purchase Price.

3.5 Account Approval. The Company reserves the right, in its sole discretion, to approve all Accounts solicited by Greenwood or its Sales Agents. Greenwood shall submit to the Company such credit history, sales and market information reports and other material information as to a prospective Account as the Company shall reasonably request.

3.6 Delinquent Accounts. The Company shall assume all credit risk and responsibility for collection from the Accounts. Greenwood shall have no duty or obligation to collect any monies for or on behalf of the Company from any Accounts; provided, however, from time to time, Greenwood may, in its sole discretion, upon the request of the Company, reasonably assist the Company in the collection of delinquent Accounts.

3.7 Proprietary Rights. Each Party shall be responsible for all costs and expenses relating to the protection and maintenance of its copyrights, trade secrets, patents, trademarks, trade names and other intellectual property rights.

3.8 Product Inquiries. The Company shall refer to Greenwood all Product inquiries that are received from Accounts originating from or relating to the Territory.

3.9 Insurance. During the Term, the Company shall, at its sole cost and expense, obtain and maintain with respect to the Products, product liability insurance for both bodily injury and property damage in an amount not less than Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Such Insurance shall name Greenwood as an additional insured and shall be maintained continuously for the period during which any Person may, as a matter of law, be entitled to assert any claim against Greenwood with respect to any Product. Within Ten (10) days after the Effective Date, the Company shall furnish Greenwood with a certificate of insurance confirming the existence of Insurance and stipulating that the insurer underwriting the Insurance shall provide Greenwood with at least Thirty (30) days' prior written notice prior to any cancellation of or material change in, the Insurance and of any failure to renew Insurance.

3.10 Training. The Company, at its sole cost and expense, shall provide free of charge to Greenwood and/or the Sales Agents, as the case may be, at meetings held at the Company's principal offices or any other location ("Training Meetings"), all reasonably requested Product technical support and sales training. All reasonable travel and other related expenses incurred by Greenwood in connection with such Training Meetings shall be reimbursed by the Company pursuant to Section 4.1e.

ARTICLE 4
MONTHLY RETAINER/COMMISSION/PURCHASE ORDER PROCEDURE

4.1 Monthly Retainer.

a. Calculation – Subject to the terms herein, and in addition to the Commission described in Section 4.2 below, as consideration for the Services, the Company agrees to pay to Greenwood each calendar month during the Term, a minimum monthly retainer (the "Monthly Retainer"), as follows:

(1) Initial Term – The Monthly Retainer for the Initial Term is set forth on **Schedule D** attached hereto and made a part hereof.

(2) Renewal Terms – The Monthly Retainer for: (a) the first Renewal Term shall be the same as the Monthly Retainer for Contract Year 2; and (b) each Renewal Term (after the first Renewal Term) shall be the same as the Monthly Retainer for the Renewal Term immediately preceding such Renewal Term.

b. Changes – In the event Greenwood desires to increase the Monthly Retainer for any Renewal Term, no later than One Hundred Twenty (120) days prior to the end of the Initial Term or the then-current Renewal Term, Greenwood shall submit to the Company the Monthly Retainer Schedule to be effective for such Renewal Term upon the approval of the Company.

c. Payment – The Monthly Retainer shall be due and payable on the **first day** of each calendar month for such calendar month, by check or wire transfer to an account designated by Greenwood. Payment will be made via Check, Wire Transfer or Credit Card.

d. Taxes – The Monthly Retainer shall be paid without deduction or withholding for any Taxes levied, directly or indirectly, with respect to the payment of such Monthly Retainer.

e. Reimbursement - The Company shall pay or reimburse Greenwood for all reasonable travel and other related expenses incurred by Greenwood in connection with its attendance at any Training Meetings, account appointments, and at any meetings the Company requires Greenwood to attend, including, without limitation, sales meetings and strategy meetings within Ten (10) days of presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request. In any one month, these expenses shall not exceed $2,500 in total for all Greenwood associates combined, unless approval has been granted by the Company.

Reimbursement of attendance by Greenwood at trade shows shall be mutually agreed upon in advance by the Parties, either orally or in writing, on a case-by-case basis. Payment will be made via Check, Wire Transfer or Credit Card.

4.2 Commission.

a. Calculation - Subject to the terms herein, as additional consideration for the Services, the Company agrees to pay Greenwood a commission on the Net Invoice Amounts (the "Commission") in accordance with **Schedule A**.

b. Payment - The Commission shall be calculated at the conclusion of each calendar month on the basis of Net Invoice Amounts for the most recently completed calendar month, and shall be due and payable no later than Fifteen (15) days following the conclusion of each calendar month. . Payment will be made via Check, Wire Transfer or Credit Card.

c. Taxes - The Commission shall be paid without deduction or withholding for any Taxes levied, directly or indirectly, with respect to the payment of such Commission.

d. Changes - Any change in the Commission with respect to any Product: (1) must be mutually agreed upon in writing by the Parties; and (2) shall take place no earlier than One Hundred Twenty (120) days after such mutual agreement. All Product Purchase Orders accepted by the Company during such One Hundred Twenty (120) day period will be subject to the then-current Commission for such Product.

e. Currency - All Fee dollar amounts referred to in this Agreement are expressed in United States Dollars. In the event a Company invoice for any Product is set forth in a currency other than United States Dollars, the Net Invoice Amount as to such invoice shall be converted into United States Dollars at the conversion rate for the foreign currency as published in the eastern edition of the *Wall Street Journal* on the last business day of the applicable calendar month.

f. Commission Reports - Each Commission payment shall be accompanied by a statement signed by a duly authorized Company representative describing the manner in which the Commission was calculated ("Commission Report"). This report will indicate shipments made by the Company to the listed customers and the corresponding commission rate to be paid to Greenwood along with an extended total per account and in total for the entire report. The Company shall also send Greenwood a final Commission Report within Thirty (30) days following the expiration or earlier termination of this Agreement.

g. Books/Records – The Company shall keep accurate books and records covering all transactions relating to the calculation of the Commissions and the Business Relationship Fees payable hereunder. Upon Ten (10) days' prior written notice to the Company, Greenwood or Greenwood's designated representatives shall have the right during reasonable business hours to examine the Company's books and records relating to such Commission and/or Business Relationship Fee calculation. All such books and records shall be retained by the Company for One (1) year after the expiration or earlier termination of this Agreement. If Greenwood makes such an inspection and can reasonably demonstrate a discrepancy larger than Five Percent (5%) of any Commission and/or Business Relationship Fee due and not paid, then the Company shall immediately pay to Greenwood : (a) any Commission and/or Business Relationship Fee deficiency (b) plus an adjustment to compensate Greenwood for the added cost of the audit.

h. Negative Net Invoice Amounts - If Product credit refunds reduce Net Invoice Amounts in any calendar month to less than zero, the amount by which such Net Invoice Amount is less than zero shall be set-off against Net Invoice Amounts with respect to subsequent calendar months.

4.3 Purchase Order Procedure. If any Purchase Order is solicited by Greenwood or provided to Greenwood by an Account, Greenwood shall promptly forward same to the Company along with any information required by the Company's credit department to assess the credit-worthiness of the Account placing such Purchase Orders. As to any Purchase Order submitted to the Company by any Person, including, without limitation, Greenwood, any Sales Agent or any Account (directly or indirectly), the Company shall: (a) accept each such Purchase Order unless it has a commercially reasonable basis for rejecting it; and (b) inform Greenwood of its acceptance or rejection of each such Purchase Order no later than Ten (10) days after the Company's receipt of such Purchase Order. Acceptance of Purchase Orders shall not be unreasonably withheld or delayed by the Company. If adequate credit information of the Account submitting the Purchase Order is not available to the Company within Ten (10) days following its receipt of a Purchase Order, the Company shall notify Greenwood in writing of such event and the time for the Company's acceptance or rejection of such Purchase Order shall be extended for an additional Five (5) days.

4.4 Sales Agent Commissions. Greenwood shall pay all broker commissions out of the commission rate on Schedule A. Greenwood is solely responsible for payment to Sales Agents for Commissions paid by the Company to Greenwood. Any Commissions due but unpaid by the Company are the sole responsibility of the Company to both Greenwood and the Sales Agents, whether hired by the Company or Greenwood, and Greenwood shall not have any liability of any kind for payment of any commission, fee or other compensation of any kind to any Sales Agent that remains unpaid by the Company. As above in Section 4.2(f), the Company will furnish a report, along with the commission payment, that outlines shipments and commissions by account, at the rate indicated on Schedule A, so that Greenwood can properly make commission payments to Sales Agents based on their individual account responsibilities.

ARTICLE 5
TERM; TERMINATION

5.1 Term.

a. Initial Term – The initial term of this Agreement shall commence on the Effective Date and shall expire on the Two (2) year anniversary of the Effective Date, unless earlier terminated as provided in Section 5.2 or Section 5.3 ("Initial Term").

b. Renewal Terms – Unless earlier terminated as provided in Section 5.2 or Section 5.3, upon the expiration of the Initial Term, this Agreement shall automatically renew, first from September 1, 2008 through August 31, 2013, and then for successive Two (2) year renewal terms (each, a "Renewal Term"), unless, not later than Ninety (90) days prior to the end of the Initial Term or the then current Renewal Term, either Party shall give the other Party notice of its intention to allow this Agreement to expire (for any reason or no reason) at the end of the Initial Term or the then current Renewal Term ("Expiration Notice"). (The Initial Term and any Renewal Terms shall be collectively referred to as the "Term".)

5.2 Termination by the Company. The Company shall have the right, but not the obligation, to terminate this Agreement upon the occurrence of any of the following:

a. breach or default by Greenwood of any term herein, which breach or default is not cured within Thirty (30) days after notice thereof to Greenwood;

b. the filing by Greenwood of a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy laws, or Greenwood is adjudicated a bankrupt or becomes insolvent; or

c. the filing of a petition proposing the adjudication of Greenwood as bankrupt or insolvent pursuant to any federal or state bankruptcy laws, and: (1) Greenwood consent to such filing; or (2) such petition is not dismissed by Greenwood within One Hundred Twenty (120) days after the filing thereof.

5.3 Termination by Greenwood. Greenwood shall have the right, but not the obligation, to terminate this Agreement upon the occurrence of any of the following:

a. failure by the Company to pay any Fee hereunder when the same becomes due and payable, which failure is not cured within Thirty (30) days after notice thereof to the Company;

b. breach or default by the Company of any other term herein, which breach or default is not cured within Thirty (30) days after notice thereof to the Company;

c. the filing by the Company of a petition in bankruptcy or for reorganization of for an arrangement pursuant to any federal or state bankruptcy laws, or the Company is adjudicated a bankrupt or becomes insolvent;

d. the filing of a petition proposing the adjudication of the Company as bankrupt or insolvent pursuant to any federal or state bankruptcy laws, and: (1) the Company consents to such filing; or (2) such petition is not dismissed by the Company within One Hundred Twenty (120) days after the filing thereto;

e. the assignment by the Company of any of its rights, duties or obligations hereunder to any Person other than an Affiliate of the Company without the prior written consent of Greenwood, and at any time during the Ninety (90) day period immediately thereafter; or

f. a change of Control of the Company or the operations of the Company with respect to which Greenwood has been engaged to provide Services hereunder, whether such change of Control occurs by agreement, operation of law, merger, consolidation or sale of securities, assets or otherwise, and at any time during the Ninety (90) day period immediately thereafter.

5.4 Effect of Expiration/Termination. Upon the expiration or any such earlier termination of this Agreement:

a. all Fees due and payable hereunder shall be deemed immediately due and payable (including, without limitation, any Fees payable pursuant to Section 5.4d and Section 5.4e below);

b. all rights granted to Greenwood hereunder, including, without limitation, the Appointment, shall terminate;

c. each Party shall immediately return to the other Party any and all Tangible Materials in its possession or control containing any Confidential Information of the other Party and shall retain no copies thereof;

d. in the event: (1) of the expiration of this Agreement pursuant to the delivery of an Expiration Notice given by either Party pursuant to Section 5.1b above; or (2) the Company terminates this Agreement pursuant to Section 5.2 above or Greenwood terminates this Agreement pursuant to Section 5.3 above; then, in any such case, the Company shall then promptly pay Greenwood: (a) the Monthly Retainer for each calendar month through the effective date of such expiration or termination; and (b) any Commissions on any Product Purchase Order submitted to the Company prior to the effective date of such expiration or earlier termination, even though acceptance or shipment of such Purchase Order is not made until after such date. (All Commissions due and payable on or prior to the effective date of such expiration or earlier termination of this Agreement shall be paid within Thirty (30) days of such expiration or earlier termination. All Commissions due

and payable after the effective date of such expiration or termination shall be paid to Greenwood within Thirty (30) days of the respective date when such Commissions become due.)

e. in the event: (1) of the expiration of this Agreement pursuant to the delivery of an Expiration Notice by the Company pursuant to Section 5.1b above; or (2) Greenwood terminates this Agreement pursuant to Section 5.3 above; then, in either case, the Company shall also then promptly pay Greenwood: (a) all of the remaining and unpaid Monthly Retainers due for each calendar month through the end of the then current Initial Term or Renewal Term; provided, however, in no event shall the number of such Monthly Retainers be less than Six (6), for the first 2 years of this agreement, and then no less than Twelve (12) thereafter; and (b) an amount calculated as follows: (x) the highest Commission rate paid on any Product at any time during the Twenty-Four (24) month period prior to the effective date of such expiration or earlier termination; multiplied by (y) the average of the Net Invoice Amounts for up to each of the, 6 (Six) months for the first 2 years of this agreement and then Twelve (12) months thereafter, prior to the effective date of such expiration or earlier termination; multiplied by (z) the number of months remaining through the end of the then current Initial Term or Renewal Term, but in no event shall the number of such months be less than Six (6) for the first 2 years of this agreement and then Twelve (12) thereafter.

f. In the event that this Agreement is terminated by the Company, any account that has been opened by Greenwood, or any of the brokers it appoints during the term of this Agreement, will be considered an account started by Greenwood if the account is buying from the Company or has issued a purchase order to be shipped. Each of these accounts will remain Greenwood's account and the Company will continue to pay Greenwood, at the then commission rate, for as long as the account buys the item and until the account stops buying for a period of 24 consecutive months.

Any exercise by a Party of its rights of termination in this Article 5 is a nonexclusive remedy and does not constitute a waiver by such Party of any other rights or remedies available to it under Applicable Law.

ARTICLE 6
ADDITIONAL COVENANTS

6.1 Nonsolicitation of Employees. Each Party agrees that during the Term and for a period of One (1) year after the expiration or earlier termination of this Agreement, such Party shall not in any way, directly or indirectly, for its own account or for the account of any Person (as owner, shareholder, partner, member, officer, director, employee, principal, consultant, agent or otherwise): (a) solicit, attempt to solicit for employment or employ, any employee of the other Party who was an employee of the other Party at any time during the Term; or (b) encourage or attempt to encourage any then-current employee of the other Party to terminate his/her employment relationship with the other Party.

6.2 Business Relationship / Finders Fee. The Parties acknowledge and agree that, in addition to, and without reference to, any other Fees payable to Greenwood hereunder, the Company shall be obligated to pay Greenwood a certain fee (the "Business Relationship / Finders Fee") from time to time with respect to each Business Relationship that occurs during the Term or the One Hundred Eighty (180) day period after the expiration or earlier termination of this Agreement. The amount and character of the Business Relationship Fee shall be determined by the Parties by mutual written agreement on a case-by-case basis. Subject to the terms set forth herein, upon entry into a definitive agreement establishing a Business Relationship, the Parties agree to use their good faith, best efforts to promptly determine a fair and equitable Business Relationship Fee to be paid by the Company to Greenwood with respect to such Business Relationship in recognition of the time, effort and assistance provided by Greenwood in furtherance of such Business Relationship.

6.3 Confidentiality.

a. Use/Duty – The Receiving Party shall only use the Disclosing Party's Confidential Information to perform its duties and obligations hereunder and exercise its rights hereunder, and for no other purpose of any kind. At all times after the Effective Date, the Receiving Party shall: (1) maintain the Disclosing Party's Confidential Information in strict secrecy by utilizing the same degree of care as the Receiving Party utilizes for maintaining the confidentiality of its own most highly confidential information (which in no event shall be less than reasonable care); (2) not use the Disclosing Party's Confidential Information in any way, except as expressly provided in this Section 6.3a; and (3) not publish or disclose the Disclosing Party's Confidential Information in any way, to any Person, except as expressly provided in Section 6.3b.

b. Authorized Disclosure - The Disclosing Party's Confidential Information shall only be disclosed by the Receiving Party to its officers, directors, employees, agents and advisors who have: (1) a "need to know" such Confidential Information, and then only to the extent necessary for the purpose of enabling them to perform their assigned tasks for the Receiving Party with respect to this Agreement; and (2) obligated themselves to the Receiving Party to hold such Confidential Information in strict confidence.

c. Ownership/Return - All Confidential Information and all copies thereof (including, without limitation, all materials containing any Confidential Information) are and shall remain the sole and exclusive property of the Disclosing Party. The disclosure of Confidential Information shall not be construed as granting to the Receiving Party, either expressly or by implication, any right, title or interest of any kind in any intellectual property right or any other Confidential Information of the Disclosing Party. Upon the Disclosing Party's request, the Receiving Party shall deliver to the Disclosing Party forthwith all Tangible Materials containing any Disclosing Party Confidential Information disclosed to it or otherwise obtained pursuant to this Agreement and shall retain no copies or duplicates thereof (except for any copies required to be maintained pursuant to Applicable Law).

6.4 Improvements.

a. Company Improvements – The Company shall own all right, title and interest in and to the Company Improvements with regard to the Company's products, systems and other proprietary and intellectual property.

b. Greenwood Improvements – Greenwood shall own all right, title and interest in and to the Greenwood Improvements of Greenwood's own proprietary and intellectual property but not to include Improvements to the Company's products; provided, however, the Company shall have the right to use all Greenwood Improvements during the Term to the extent provided by Greenwood to the Company pursuant to the performance of Services hereunder.

ARTICLE 7
INDEMNIFICATION

7.1 By Greenwood. (For purposes of this Article 7, "Damages" means the aggregate of any and all claims, losses, costs, judgments, deficiencies, penalties, obligations, liabilities, damages, fines and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of any kind (excluding as to any claim brought by a Party pursuant to Section 7.3b, any special, incidental, consequential, punitive and any other indirect damages.) Greenwood agrees to indemnify, defend and hold harmless the Company and its Affiliates, and their respective directors, officers, employees, shareholders and agents (collectively, the "Company Indemnitees") with respect to the aggregate of any and all Damages incurred or suffered by any Company Indemnitees arising out of or relating to:

a. any breach of or default in the observance or performance of any agreement made by Greenwood in this Agreement or the failure of Greenwood to fulfill any other obligation which it is required to perform or observe in this Agreement;

b. any breach of or false or fraudulent, representation or warranty made by Greenwood in this Agreement; or

c. the investigation or defense of any claim relating to any of the foregoing.

7.2.1 By the Company. The Company agrees to indemnify, defend and hold harmless: (a) Greenwood and its Affiliates, and their respective directors, officers, employees, shareholders and agents (collectively, the "Greenwood Indemnitees") with respect to the aggregate of any and all Damages incurred or suffered by any Greenwood Indemnitees, arising out of or relating to:

a. any breach of or default in the observance or performance of any agreement made by the Company in this Agreement or the failure of the Company to fulfill any other obligation which it is required to perform or observe in this Agreement;

b. any breach of or false or fraudulent, representation or warranty made by the Company in this Agreement;

c. any product liability claim with respect to any Product manufactured, made, obtained, assembled, packaged, installed, promoted, marketed, sold, distributed or otherwise disposed of by or for the Company;

d. any product or service warranties, indemnities or guarantees with respect to any Product manufactured, made, obtained, assembled, packaged, installed, promoted, marketed, sold, distributed or otherwise disposed of by or for the Company; or

e. the investigation or defense of any claim relating to any of the foregoing.

7.2.2. The Company also agrees to assign to Greenwood an indemnification and an agreement to defend & hold harmless for any claim that any Product infringes or allegedly infringes any patent, trade secret, trademark, service mark, trade name, copyright or any other intellectual property of any kind of any Person, to the extent that the manufacturer indemnifies, defends & holds harmless the Company. The Company agrees that the Company has the right to make this assignment to Greenwood.

7.3 Indemnification Procedures. The obligations and liabilities of each Party which may be subject to indemnification liability under Section 7.1 or Section 7.2, as the case may be (the "Indemnifying Party"), to the Greenwood Indemnitees or the Company Indemnitees (the "Indemnified Party"), shall be subject to the following terms and conditions:

a. Claims by Non-Parties - After receipt by an Indemnified Party of notice of the commencement, or threat of commencement, of any action, suit or proceeding against it by a third party which is likely to give rise to Damages, the Indemnified Party shall give prompt written notice ("Notice of Third Party Claim") to the Indemnifying Party stating the nature of such indemnification claim (each, a "Claim"; and collectively, the "Claims"), the amount thereof and a brief description of the facts and circumstances relating thereto, to the extent known. The Notice of Third Party Claim shall contain or be accompanied by all reasonably appropriate documentation relating to the circumstances giving rise to the Claim, including, without limitation, a copy of all pleadings and other papers served, if any. The failure of an Indemnified Party to give such Notice of Third Party Claim to the Indemnifying Party or delay in giving such Notice of Third Party Claim, will not affect the validity or amount of the Claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such Claim, unless such failure or delay prejudices the Indemnifying Party's defense of such Claim, in which case the Indemnifying Party will be relieved of its indemnification obligations to the extent that it has been so prejudiced. If within Ten (10) days after receiving such Notice of Third Party Claim, the Indemnifying Party advises the Indemnified Party that it will provide indemnification and assume the defense at its expense ("Indemnification Notice"), then so long as such defense is being conducted, the Indemnified Party shall not settle or admit liability with respect to the Claim and

shall provide the Indemnifying Party and defending counsel reasonable assistance in defending against the Claim. If the Indemnifying Party assumes a defense, counsel shall be selected by such Indemnifying Party, which counsel shall be reasonably acceptable to the Indemnified Party, and if the Indemnified Party then retains its own counsel, it shall do so at its own expense. If the Indemnified Party does not receive an Indemnification Notice or a written objection to the Notice of Third Party Claim from the Indemnifying Party within Ten (10) days after the Indemnifying Party's receipt of such Notice of Third Party Claim, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party, and the Indemnified Party thereafter may control the defense of such proceeding and, in its sole discretion, settle or admit liability. If within the aforesaid Ten (10) day period, the Indemnified Party shall have received written objection to the Claim (which written objection shall briefly describe the basis of the objection to the Claim or the amount thereof, all in good faith), then for a Ten (10) day period after receipt of such objection, the Parties shall attempt to settle the dispute as between the Indemnified Party and Indemnifying Party. If they are unable to settle the dispute, the unresolved issue or issue shall be settled in accordance with Section 8.10.

b. Claims by a Party - The determination of a Claim asserted by one or more of the Greenwood Indemnitees or the Company Indemnitees, as the case may be, shall be made pursuant to this Section 7.3b. The Indemnified Party shall give prompt written notice to the Indemnifying Party of any Claim by the Indemnified Party that has not been made pursuant to Section 7.3a, stating the nature of such Claim, the amount thereof and a brief description of the facts and circumstances relating thereto, to the extent known. If the Indemnified Party does not receive a written objection to the notice from the Indemnifying Party within Thirty (30) days after the Indemnifying Party's receipt of such notice, the Claim shall be conclusively presumed to have been deemed to have resulted in a determination in favor of the Indemnified Party and to have resulted in a liability of the Indemnifying Party in an amount equal to such Claim. If, within the aforesaid Thirty (30) day period, the Indemnified Party shall have received written objection to the notice (which written objection shall briefly describe the basis of the objection to the notice or the amount thereof, all in good faith), then for a Sixty (60) day period after the receipt of such objection the Parties shall attempt to settle the disputed Claim as between the Indemnified Party and Indemnifying Party. If the Parties are unable to settle the disputed Claim, the unresolved issue or issues shall be settled in accordance with Section 8.10.

7.4 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that this Article 7 is the exclusive remedy of the Parties for the breach of any representation, warranty or agreement by the Parties contained in this Agreement.

ARTICLE 8
MISCELLANEOUS

8.1 Severability. If any provision herein is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be automatically reformed and construed so as to valid, legal and enforceable to the maximum extent permitted by Applicable Law while preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement.

8.2 Notices. All notices hereunder shall be in writing and shall be: (a) sent by facsimile transmission (deemed effective when receipt is acknowledged unless sent on a non-business day or after 5:00 p.m. on any business day, in which event notice shall be deemed received on the next business day); (b) personally delivered (deemed effective upon personal delivery); or (c) by a nationally recognized, commercial overnight delivery service with provisions for a receipt, delivery charges prepaid (deemed effective receipt); and shall be addressed to the Parties, as follows:

To the Company:
Kidz-Med, Inc
1150 Wehrle Drive
PO Box 819
New Paltz, NY 12561
Attn.: Walter Lambert, CEO
Facsimile no.: (845)255-3299

To Greenwood:Greenwood GroupLLC 83 South Putt Corners Road
Amherst, NY 14221
Attn: Patrick D. O'Leary, Manager
Facsimile no.: (716) 631-8796

Notice of change of address shall be given in accordance with the terms of this Section 8.2 and shall be effective only upon receipt.

8.3 Force Majeure. Performance by either Party of any obligation hereunder shall be excused if and for so long as such breach or failure to perform is caused by a Force Majeure, and prompt notice thereof has been given to the other Party. If a Party fails to perform any duty hereunder as a result of a Force Majeure, such Party shall be required to fulfill its obligations hereunder within a reasonable time after the Force Majeure ceases to exist.

8.4 Amendment. This Agreement shall not be amended except by a writing executed by both Parties.

8.5 Waiver. Failure by either Party to insist upon strict performance of any provision herein by the other Party shall not be deemed a waiver by such Party of its rights or remedies or a waiver by it of any subsequent default by the other Party, and no waiver shall be effective unless it is in writing and duly executed by the Party entitled to enforce the provision being waived.

8.6 Entire Agreement. This Agreement and the **Schedule**s attached hereto and made a part hereof constitute the entire agreement between the Parties regarding the subject matter herein and supersede all prior and contemporaneous undertakings and agreements between the Parties, whether written or oral, with respect to the subject matter herein.

8.7 Counterparts. This Agreement may be executed simultaneously in Two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, notwithstanding that both Parties are not a signatory to the original or the same counterpart.

8.8 Headings. The headings herein are inserted for convenience only and do not describe, interpret, define or limit the scope, extent or intent of this Agreement.

8.9 Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

8.10 Disputes. Any dispute arising between the Parties hereunder shall be submitted to binding arbitration in accordance with the expedited Commercial Arbitration Rules of the American Arbitration Association (the "Rules") by a single arbitrator appointed in accordance with the Rules. The seat of the arbitration shall be Buffalo, New York. Judgment upon any award rendered in any such arbitration may be entered in a court of competent jurisdiction. This Section shall not limit either Party's right to obtain any provisional or equitable remedy, including, without limitation, injunctive relief, from any court of competent jurisdiction, as may be necessary in the sole judgment of such Party to protect its rights hereunder.

8.11 Expenses. The nonprevailing Party in any litigation hereunder shall be required to reimburse the prevailing Party for its reasonable costs and expenses in such litigation, including, without limitation, reasonable attorneys' fees and costs.

8.12 Assignment. Either Party may assign all, but not less than all, of its rights, duties and obligations under this Agreement to any other Person upon Thirty (30) days' prior written notice to the

other Party (which notice shall include as an exhibit thereto, a copy of the form written instrument evidencing such assignment). Such an assignment shall only be effective if it is in a writing signed by the assigning Party and the assignee. Notwithstanding anything to the contrary contained herein, no assignment of this Agreement shall be deemed to release the assigning Party in any way from any of its duties or obligations hereunder arising prior to the effective date of such assignment.

8.13 Cooperation. Each Party agrees to take all such steps, execute and deliver such further documents and perform such acts as may be reasonably requested by the other Party in order to effectuate the purposes of this Agreement.

8.14 Survivability. Notwithstanding anything contained herein to the contrary, all representations, warranties and agreements herein shall survive and continue to bind the Parties after the execution and delivery of this Agreement and the expiration or earlier termination of this Agreement, to the extent and for so long as may be necessary to give effect to the rights, duties and obligations of the Parties pursuant to this Agreement, subject to any applicable statutes of limitations.

8.15 Relationship. The Parties acknowledge and agree that this Agreement does not create any partnership, joint venture or any other such relationship between them. Neither Party is granted any express or implied right or authority to assume or to create any obligation on behalf of or in the name of the other Party or to bind the other Party in any manner whatsoever.

8.16 Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, subject to the restrictions against assignment provided in Section 8.12.

8.17 Late Fee. Any Fee not received hereunder within Ten (10) business days of the date when it is due shall bear interest at the rate of One Percent (1%) per month. In the event that said interest charge exceeds the maximum interest rate allowed by Applicable Law, then said interest charge shall be deemed to be reduced to equal the maximum interest rate allowed by Applicable Law.

8.18 Company Consent. Any Company consent required hereunder may be oral or written and shall not be unreasonably withheld or delayed by the Company.

8.19 Export Regulations. This Agreement is subject to any Applicable Law relating to the export, re-export, delivery or transfer from the United States of America of any Product that may be imposed from time to time by any Government Authority, including, without limitation, the United States Export Administration Regulations (15 CFR Ch. VII, Subchapter C). The Company agrees not to export, re-export, deliver or transfer, directly or indirectly, any Product to any country or territory in violation of Applicable Law.

IN WITNESS WHEREOF, the Parties have caused this Management Agreement to be executed therein by its duly authorized signatories on the day and year first written above.

KIDZMED, INC.

By:______________________________ 9/18/07
Christopher F. Tirotta, CEO

GREENWOOD GROUP LLC

By:______________________________
Patrick D. O'Leary, Manager

#844966

SCHEDULE A

PRODUCTS

1. United States of America -

Product	Commission
All KidzMed, Inc Products	8%

2. Canada -

Product	Commission

To be discussed separately

SCHEDULE B

CLASS OF TRADE

See Attached Spreadsheet for Final Class of Trade Schedule

SCHEDULE C

TERRITORY

1. United States of America.

2. Canada to be discussed and formed in a separate agreement.

SCHEDULE D

MONTHLY RETAINER

Time Period	Monthly Retainer
Initial Term -	
• Contract Year 1	\$3000 Dollars for each calendar month
• Contract Year 2	\$5000 Dollars for each calendar month
Renewal Terms	To be determined in accordance with Section 4.1a(2) and Section 4.1b

SCHEDULE E

ADDED COMPENSATION

Greenwood shall be entitled to 10% of the gross sale price of any sku, brand, or the company in total, in the event of an asset sale or any other transaction in which an asset which Greenwood has assisted in building is divested to any other organization. This will strictly apply to only those subsidiaries or assets which Greenwood has assisted in building, and not to other subsidiaries or assets in which Greenwood has not assisted in building. If the company is sold, the 10% will apply only to that pro rata share of revenue in which Greenwood has assisted in building.

Greenwood shall have had to have performed as this agreement states, and in no case shall Greenwood receive compensation under Schedule E unless the following criteria has been met:

- Greenwood will have had to secure or hold distribution in 7500 stores or more
- Greenwood will need to have been engaged in an agreement with the Company within fourteen (14) months of any sale / divesture event.